William D. Chapman	Robb Kristopher
Director, Investor Relations	Manager, External Communications
847-535-0881	847-535-0879
william.chapman@grainger.com	robb.kristopher@grainger.com

GRAINGER REPORTS EPS OF 93 CENTS FOR 2006 FIRST QUARTER

CHICAGO, April 17, 2006 – Grainger (NYSE: GWW) today reported an 18 percent increase in earnings per share for the first quarter ended March 31, 2006. Earnings per share were 93 cents versus 79 cents in the 2005 quarter, setting a first quarter record for the company. Sales were $1.4 billion, up 6 percent over the prior year’s first quarter. Net earnings for the quarter increased 18 percent to $86.2 million, as compared to $72.8 million in the 2005 first quarter.

Beginning with the 2006 first quarter, earnings reflect the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004) "Share-Based Payment" for the accounting of employee stock-based compensation. The effect of the adoption will vary by quarter as options are granted. For the 2006 first quarter, the change reduced EPS by $0.03 per share. The company continues to expect the 2006 full year effect to be $0.15 per share.

In January, Grainger successfully implemented the U.S. phase of its SAP system. The company now has an integrated enterprise management system that helps improve customer service and provides greater operational visibility throughout the U.S. branch-based business. The new system uses an improved methodology to capture data related to certain inventory transactions and estimates. This methodology resulted in a $0.05 earnings per share improvement for the 2006 first quarter that would have been recorded in the fourth quarter of 2006 under the prior years’ inventory transaction procedures.

Grainger’s Chairman and Chief Executive Officer Richard L. Keyser said, “I’m proud of how Grainger employees prepared for and successfully implemented our new

SAP system, although the effort slowed our sales growth more than anticipated. Our market and product line expansion programs are expected to help regain sales momentum throughout the rest of the year.” Keyser reiterated the company’s projected earnings per share guidance range of $4.00 to $4.15 for 2006.

Beginning January 1, 2006, the Company revised its segment reporting from two reportable segments to three reportable segments (Grainger Branch-based, Acklands-Grainger Branch-based, Lab Safety). Prior periods have been restated for comparability.

Grainger Branch-based segment

Sales in the segment, which now includes the United States, Mexico and China, increased 5 percent in the 2006 first quarter. Sales in the United States were up 5 percent as compared to the 2005 first quarter. The company’s decision to wind-down its lower margin integrated supply and automotive-related contracts resulted in a 3 percentage point reduction in the segment’s sales growth. Sales for the quarter were positively affected by sales in market expansion markets, timing of the Easter holiday and higher sales to manufacturing and reseller markets. Partially offsetting these were slower growth in commercial, government and transportation sectors and lower sales of seasonal products.

The market expansion program contributed approximately 2 percentage points to the 5 percent segment sales growth for the quarter. The company is currently enhancing its presence in the top U.S. metropolitan markets. Sales in Phase 1 of the program – Atlanta, Denver and Seattle – grew by 11 percent in the quarter versus first quarter 2005. Sales in Phase 2, covering four markets in Southern California, were up 13 percent. Sales in Phase 3 – Houston, St. Louis and Tampa – were up 13 percent. Phase 1 was completed in the first quarter of 2005. As of the end of the 2006 first quarter, Phase 2 was 90 percent complete and Phase 3 was 70 percent complete. Phase 4 of the program – Baltimore, Cincinnati, Kansas City, Miami, Philadelphia and Washington D.C. – is underway but is less than 50 percent complete. In the second quarter 2006, the company expects to open, relocate or expand more than 25 branches.

Sales in Mexico were up 23 percent in the quarter versus the same period in 2005 driven by an expanded telesales operation and direct marketing efforts.

Operating earnings for the quarter were up 21 percent in the Grainger Branch-based segment, the result of higher sales and an improved gross profit margin, partially offset by operating expenses, which grew faster than sales. The segment’s gross profit margin benefited from the new SAP system, positive inflation recovery and from exiting integrated supply and automotive contracts.

Operating expenses grew 12 percent during the quarter. Contributing to the increase were the accounting change for stock-based compensation, higher profit sharing accruals and the costs associated with the SAP implementation.

Acklands-Grainger Branch-based segment

Beginning with the first quarter 2006, Grainger is reporting its Canadian branch-based business as a separate segment. Acklands-Grainger is Canada’s leading broad-line distributor of industrial, automotive fleet and safety supplies, serving customers through 164 branches and five distribution centers across the country.

Sales for the quarter of $139 million were up 19 percent versus the 2005 first quarter, 12 percent in Canadian currency. Sales in Canada continued to benefit from increased sales to energy, mining and government customers, new branches, as well as from the timing of the Easter holiday. Operating earnings were up 18 percent for the 2006 first quarter, resulting from positive inflation recovery offset by higher payroll and benefit expenses.

“Breaking out the Canadian business as a separate segment illustrates the earnings power of our U.S. operations and demonstrates the opportunity to improve Acklands-Grainger.” said Keyser. “We are in the process of bringing the performance of Acklands-Grainger more in line with that of the U.S. branch-based business through improving service and productivity by implementing the common SAP platform, rationalizing the branch and supply chain network and establishing a uniform purchasing program.”

Lab Safety Supply (LSS)

Sales for the quarter were up 11 percent versus the 2005 first quarter. Contributing to the growth was the acquisition of the business of Rand Materials Handling Equipment Co. in January 2006. Excluding the acquisition, sales grew 8 percent in the quarter. Operating earnings were up 12 percent for the 2006 first quarter. The improvement was due to better gross profit margins, partially offset by increased operating expenses related to the Rand acquisition and higher employee healthcare costs.

Cash Flow

Operating cash flow was $27 million for the quarter. The company used cash flow from operations to fund growth initiatives, pay dividends and repurchase 461,400 shares of stock during the quarter. Approximately 4.2 million shares remain under the current repurchase authorization.

Other

The effective income tax rate was 38.6 percent for the 2006 first quarter and 36.9 percent for the 2005 first quarter. Excluding the effect of equity in unconsolidated entities, which is recorded net of tax, the effective income tax rate was 38.9 percent for 2006 and 37.0 percent for the first quarter of 2005.

W.W. Grainger, Inc. (NYSE: GWW), with 2005 sales of $5.5 billion, is the leading broad line supplier of facilities maintenance products serving businesses and institutions throughout North America. Through a highly integrated network including nearly 600 branches, 18 distribution centers and multiple Web sites, Grainger’s employees help customers get the job done, saving them time and money by having the right products to keep their facilities running.

Forward-Looking Statements

This document contains forward-looking statements under the federal securities laws. The forward-looking statements relate to the company’s expected future financial results and business plans, strategies and objectives and are not historical facts. They are generally identified by qualifiers such as “opportunity to improve,” “effect,” “expected,” “expect,” “guidance range,” “in the process of,” “percent complete,” “projected,” “will vary” or similar expressions. There are risks and uncertainties the outcome of which could cause the company’s results to differ materially from what is projected. The forward-looking statements should be read in conjunction with the company’s most recent annual report, as well as the company’s Form 10-K and other reports filed with the Securities & Exchange Commission, containing a discussion of the company’s business and of various factors that may affect it.

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

	Three Months Ended March 31,
	($ in thousands except for per share data)
	2006	2005
Net sales	$ 1,419,117	$ 1,334,880
Cost of merchandise sold	848,790	836,004
Gross profit	570,327	498,876

Warehousing, marketing and administrative expenses	435,910	385,919
Operating earnings	134,417	112,957

Other income and (expense)
Interest income	5,359	2,447
Interest expense	(493)	(490)
Equity in income of unconsolidated entities	1,207	420
Unclassified-net	(123)	(38)
Net other income and (expense)	5,950	2,339

Earnings before income taxes	140,367	115,296

Income taxes	54,134	42,504

Net earnings	$ 86,233	$ 72,792

Earnings per share -Basic	$ 0.96	$ 0.81
-Diluted	$ 0.93	$ 0.79

Average number of shares outstanding -Basic	89,637,735	90,395,437
-Diluted	92,484,701	92,460,093

CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)

Preliminary

	Three Months Ended March 31,
	($ in thousands)
	2006	2005
Assets
Cash and Cash Equivalents	$ 493,883	$ 369,496
Accounts Receivable – net	569,600	520,228
Inventories	805,591	741,754
Other Current Assets	149,048	153,002
Total Current Assets	2,018,122	1,784,480
Property, Buildings and Equipment – net	775,820	759,395
Investments in Unconsolidated Entities	30,158	26,244
All Other Assets	325,232	282,946
Total Assets	$ 3,149,332	$ 2,853,065

Liabilities And Shareholders’ Equity
Current Maturities of Long-Term Debt	$ 4,590	$ 9,485
Trade Accounts Payable	357,875	334,956
Other Current Liabilities	336,505	303,480
Total Current Liabilities	698,970	647,921
Long-Term Debt	4,895	-
All Other Liabilities	92,444	83,427
Shareholders’ Equity	2,353,023	2,121,717
Total Liabilities and Shareholders’ Equity	$ 3,149,332	$ 2,853,065

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

Preliminary

	Three Months Ended March 31,
	($ in thousands)
	2006	2005
Cash Flows from Operating Activities:
Net Earnings	$ 86,233	$ 72,792
Depreciation and Amortization	27,117	26,434
(Income) in Unconsolidated Entities	(1,207)	(420)
(Increase) Decrease in Accounts Receivable – net	(50,576)	(39,256)
(Increase) Decrease in Inventories	(14,256)	(39,655)
(Increase) Decrease in Prepaid Expenses	(4,411)	(7,543)
Increase (Decrease) in Trade Accounts Payable	36,424	43,731
Increase (Decrease) in Other Current Liabilities	(112,565)	(82,520)
Other – net	60,117	39,125

Net Cash Provided by Operating Activities	26,876	12,688

Cash Flows from Investing Activities:
Additions to Property, Buildings and Equipment – net	(28,632)	(16,931)
Additions for Capitalized Software	(1,536)	(10,673)
Net Cash Paid for Business Acquisition	(14,327)	(24,838)
Other – net	(4,058)	23

Net Cash Used in Investing Activities	(48,553)	(52,419)

Cash Flows from Financing Activities:
Cash Dividends Paid	(21,591)	(18,235)
Purchase of Treasury Stock – net	(35,851)	(15,232)
Other – net	28,067	13,612

Net Cash Used in Financing Activities	(29,375)	(19,855)

Exchange Rate Effect on Cash and Cash Equivalents	41	(164)

Net (Decrease) in Cash and Cash Equivalents from beginning of year	$ (51,011)	$ (59,750)

Supplemental financial information concerning the quarter ended March 31, 2006 is available upon request. Requests may be submitted electronically via the Investor Relations section of Grainger’s Web site: www.grainger.com/investor or by contacting Robb Kristopher, External Communications Manager, at 847.535.0879 or robb.kristopher@grainger.com. For more information about the company, including updates on strategic initiatives such as market and product line expansion and SAP, see www.grainger.com/investor.

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